EXHIBIT 99.1

News Release	January 14, 2008
For more information, contact:
Kirk Whorf
Executive Vice President and Chief Financial Officer
kwhorf@northstatebank.com
Or, Larry D. Barbour, President and CEO
919-787-9696

NORTH STATE BANCORP REPORTS

2007 RESULTS

Assets grew $93 million or 20.4%.

Raleigh, NC . . . For the year ended December 31, 2007, North State Bancorp [OTC-BB: NSBC] (the “Company”), the holding company for North State Bank, reported that total assets as of December 31, 2007 were $548.5 million, compared to total assets of $455.5 million at December 31, 2006, an increase of $93.0 million or 20.4%.

North State Bancorp reported net income of $3.1 million for the year ended December 31, 2007 compared to $3.3 million for the same period in 2006, a decrease of 6.1%. Net income per diluted share was $0.42 for the year ended December 31, 2007 compared to $0.46 for the same period in 2006. For the quarter ended December 31, 2007, net income was $610,000 or $0.08 per diluted share compared to $960,000 or $0.13 per diluted share for the same period in 2006. All per share amounts have been adjusted for the June 28, 2007 and August 14, 2006 stock splits.

Total deposits for North State Bank at December 31, 2007 were $457.3 million and total loans were $469.2 million, compared to total deposits of $402.1 million and total loans of $345.9 million reported at December 31, 2006, increases of 13.7% and 35.6%, respectively. The Company has no exposure to “subprime” loans.

4

“The making and funding of strategic decisions designed to help our growth in the future, combined with reserves related to our significant loan growth were the primary reasons for the decrease in net income in 2007 compared to 2006. Specifically, loan loss reserves related to the loan growth were $1.3 million greater than 2006. Furthermore, approximately 45% of this loan growth occurred during the last quarter during a period of time when the Federal Reserve reduced short term rates by 100 basis points.

“We are also pleased that we were able to open a new office in Downtown Raleigh and complete construction on our new office in Wilmington, while adding additional support personnel to improve our infrastructure for future growth. Our net interest margin remained the same in 2007 as in 2006, whereas it was a significant problem for many other banks. As such, with the other work we have done to position ourselves for the future, I am encouraged about the outlook for 2008 and beyond”, said Larry D. Barbour, President & CEO.

“As we continue to focus on our chosen niches in our markets, we look forward to bringing this same focus to the Downtown Raleigh market and the Wilmington, New Hanover County area through our full service facility that opened January 7, 2008,” Barbour added.

Founded in 2000, North State Bank is a full-service community bank, currently serving Wake and New Hanover counties through seven full-service offices at: Six Forks Road at North Hills, Falls of Neuse Road, Blue Ridge Road, New Falls of Neuse Road in Wake Forest and 16 Martin Street in downtown Raleigh, and Highway 70 West in Garner, and the intersection of Military Cutoff and Eastwood Roads in Wilmington, NC.

###

Stock Symbol: OTC-BB: NSBC	www.northstatebank.com

The information as of and for the quarter and year ended December 31, 2007 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including substantial changes in financial markets, changes in real estate values and the real estate market, changes in interest rates, our ability to manage growth, loss of deposits and loan demand to other savings and financial institutions, and regulatory changes. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

5